SIRIUS SATELLITE RADIO REPORTS RECORD SUBSCRIBER
GROWTH AND REVENUE FOR FOURTH QUARTER AND
FULL-YEAR 2005

•	Subscribers Increased 190% to Over 3.3 Million at Year-End 2005

•	Satellite Radio Market Share Leader For Fourth Quarter 2005

•	2005 Revenue Grew 262% to Over $242 Million

•	More Than 6 Million Subscribers Expected by Year-End 2006

•	Company Provides Additional 2006 Full-Year Guidance and 2010 Outlook

NEW YORK – February 17, 2006 - SIRIUS Satellite Radio (NASDAQ: SIRI) today announced record fourth quarter and full-year 2005 financial and operating results, driven by better-than-expected subscriber growth across its distribution channels.

SIRIUS ended 2005 with 3,316,560 subscribers, reflecting a 190% increase in total subscribers for the year and record net subscriber additions of 2,173,302. For the fourth quarter, the company added 1,142,640 net subscribers, making SIRIUS the market share leader in terms of net satellite radio subscriber additions for the quarter. This was the best quarterly gain in the company’s history, and a 138% increase over net subscriber additions in the year-ago quarter. SIRIUS’ market share of satellite radio net subscriber additions was approximately 45% for full-year 2005 and approximately 56% for the fourth quarter.

Full-year 2005 revenue grew to $242.2 million, up 262% from $66.9 million in 2004, and ahead of guidance for the year. Average monthly churn for the fourth quarter and full-year 2005 was 1.5%, in line with guidance. Subscriber acquisition costs (SAC) per gross subscriber addition was $113 for the fourth quarter and $139 for full-year 2005, a 21% improvement over the full-year 2004 level and ahead of guidance of under $145 for 2005.

“2005 was our best year ever and a major milestone for SIRIUS, setting new records in subscribers, market share and revenue,” said Mel Karmazin, CEO of SIRIUS. “We continue to be the fastest growing U.S. provider in this exciting new entertainment category, with strong growth driven by tremendous demand for our products and our programming, including the NFL, Martha Stewart and Howard Stern. In 2006, we believe this positive momentum will be further reflected in our automotive OEM channel, where we expect to more than double our subscriber base.”

During 2005, SIRIUS added 1,554,108 net subscribers from its retail channel, a 123% increase from 696,028 net retail subscriber additions in 2004. The company also added 620,224 net subscribers from its automotive OEM channel, more than 241% above net automotive OEM subscriber additions of 181,646 in 2004. For the fourth quarter, SIRIUS added 900,645 net subscribers from its retail channel and 241,705 net subscribers from its automotive OEM channel.

SIRIUS reported a net loss of ($311.4) million, or ($0.23) per share, for the fourth quarter of 2005, and a net loss of ($863.0) million, or ($0.65) per share, for the full-year.

2005 Achievements

During the year, SIRIUS achieved significant operational milestones including the following:

•	Satellite radio market share parity in the retail channel – retail market share of 55% for the full-year and 61% for the fourth quarter, according to The NPD Group

•	Rapid acceleration in OEM subscriber additions, with further acceleration expected in 2006

•	Material reduction in SAC per gross subscriber addition, with further improvements expected in 2006 and beyond

•	Long-term exclusive agreements extended with SIRIUS’ automotive OEM partners DaimlerChrysler (Chrysler and Mercedes-Benz), Ford and BMW

•	Exciting new programming exclusives with Martha Stewart, Richard Simmons, the NBA, Adam Curry’s Podcast Show, Howard Stern (January 2006) and NASCAR (2007)

•	Introduced the critically acclaimed SIRIUS S50, the satellite radio industry’s first wearable device with MP3/WMA capabilities

•	Launched SIRIUS Music on the Sprint wireless network, a satellite radio industry first

•	Launched satellite radio service in Canada through SIRIUS’ Canadian affiliate, SIRIUS Canada Inc.

•	Enhanced balance sheet and liquidity through a successful $500 million debt offering

•	Key senior management additions in marketing, advertising sales, retail, business development and investor relations areas

Guidance

SIRIUS believes that the satellite radio industry will continue to experience strong growth in 2006, and the company expects to have over 6 million subscribers by the end of this year.

Average monthly churn is expected to be approximately 1.8% for 2006. The company expects SAC per gross subscriber addition to approach $110 for the full-year 2006 and to decline further in 2007.

SIRIUS expects to generate approximately $600 million of total revenue in 2006, and approximately $1 billion in 2007. SIRIUS expects an adjusted loss from operations of approximately $540 million in 2006.

SIRIUS ended the fourth quarter of 2005 with approximately $879 million in cash, cash equivalents and marketable securities. SIRIUS’ first quarter of positive free cash flow, after capital expenditures, could be reached as early as the fourth quarter of 2006, and the company continues to expect to generate positive free cash flow for the full-year 2007.

The company expects capital expenditures to be approximately $110 million in 2006, which includes investments for new revenue generating opportunities such as telematics, video and other data services, as well as network infrastructure expansion, including payments related to the previously disclosed contract to secure a slot for a possible satellite launch prior to year-end 2010.

SIRIUS also believes that in 2010 the company will generate approximately $3 billion in revenue and approximately $1 billion in free cash flow, after capital expenditures.

Conference Call Information:

SIRIUS will hold a conference call today at 8 am ET to discuss operating and financial results. The public, members of the investment community and the press will have live access to the conference call via the company’s website, www.sirius.com, and on the SIRIUS service by tuning to SIRIUS Channel 125. A replay of the call will also be available on the SIRIUS website.

FOURTH QUARTER 2005 VERSUS FOURTH QUARTER 2004

For the fourth quarter of 2005, SIRIUS recognized total revenue of $80.0 million compared with $25.2 million for the fourth quarter of 2004. This increase in revenue was driven by a net increase of 2,173,302 subscribers from December 31, 2004 to December 31, 2005.

The company’s adjusted loss from operations increased by $71.1 million to ($226.3) million for the fourth quarter of 2005 from ($155.2) million for the fourth quarter of 2004 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This increase was driven by a 124%, or $80.2 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 143% increase in gross subscriber additions from 521,479 for the fourth quarter of 2004 to 1,266,674 for the fourth quarter of 2005, offset by reductions in hardware subsidy rates as the company continued to reduce manufacturing and chip set costs. The increase in subscriber acquisition costs was offset by a 199%, or $45.1 million, increase in subscriber revenue as a result of a 190% increase in the company’s subscriber base.

Programming and content expenses increased by $9.2 million to $35.0 million for the fourth quarter of 2005 from $25.8 million for the fourth quarter of 2004. The increase was primarily attributable to license fees associated with new content agreements, broadcast royalties as a result of the increase in the company’s subscriber base and compensation related costs for expansion of the programming lineup.

Customer service and billing expenses increased by $11.4 million to $20.0 million for the fourth quarter of 2005 from $8.6 million for the fourth quarter of 2004. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the subscriber base. Customer service and billing expenses per average subscriber per month declined 25% to $2.66 for the fourth quarter of 2005 from $3.56 for the fourth quarter of 2004.

Sales and marketing expenses increased by $12.2 million to $63.0 million for the fourth quarter of 2005 from $50.8 million for the fourth quarter of 2004. The increase was primarily attributable to higher costs associated with advertising, distribution and revenue share.

During the fourth quarter of 2005, the company also had increases in general and administrative expenses and engineering, design and development expenses. General and administrative expenses increased $3.9 million to $16.9 million for the fourth quarter of 2005 from $13.0 million for the fourth quarter of 2004 primarily as a result of overhead expansion to support the growth of the business. Engineering, design and development expenses increased $3.1 million to $11.5 million for the fourth quarter of 2005 from $8.4 million for the fourth quarter of 2004 primarily as a result of development costs for the company’s next generation of products, offset by decreases in costs associated with OEM tooling and manufacturing upgrades.

For the fourth quarter of 2005, the company recorded $6.2 million for its share of SIRIUS Canada Inc.’s net loss.

SIRIUS reported a net loss of ($311.4) million, or ($0.23) per share, for the fourth quarter of 2005 compared with a net loss of ($261.9) million, or ($0.21) per share, for the fourth quarter of 2004.

YEAR ENDED DECEMBER 31, 2005 VERSUS YEAR ENDED DECEMBER 31, 2004

For the year ended December 31, 2005, SIRIUS recognized total revenue of $242.2 million compared with $66.9 million for the year ended December 31, 2004. This increase in revenue was driven by a net increase of 2,173,302 subscribers from December 31, 2004 to December 31, 2005.

The company’s adjusted loss from operations increased by $111.3 million to ($567.5) million for the year ended December 31, 2005 from ($456.2) million for the year ended December 31, 2004 (refer to the reconciliation table of GAAP loss from operations to adjusted loss from operations). This increase was driven by a 101%, or $175.9 million, increase in subscriber acquisition costs reflecting higher shipments of SIRIUS radios and chip sets and increased commissions to support a 155% increase in gross subscriber additions from 986,556 for the year ended December 31, 2004 to 2,519,301 for the year ended December 31, 2005, offset by reductions in average subsidy rates as the company continued to reduce manufacturing and chip set costs. The increase in subscriber acquisition costs was offset by a 256%, or $160.7 million, increase in subscriber revenue as a result of a 190% increase in the company’s subscriber base.

Programming and content expenses increased by $35.2 million to $98.6 million for the year ended December 31, 2005 from $63.4 million for the year ended December 31, 2004. The increase was primarily attributable to license fees associated with new content agreements, broadcast royalties as a result of the increase in the company’s subscriber base and compensation related costs for expansion of the programming lineup.

Customer service and billing expenses increased by $24.3 million to $46.6 million for the year ended December 31, 2005 from $22.3 million for the year ended December 31, 2004. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the subscriber base. Customer care and billing expenses per average subscriber per month declined 41% to $2.10 for the year ended December 31, 2005 from $3.56 for the year ended December 31, 2004.

Sales and marketing expenses increased by $16.1 million to $170.6 million for the year ended December 31, 2005 from $154.5 million for the year ended December 31, 2004. The increase was primarily attributable to higher costs associated with advertising, distribution, residuals and revenue share. Such increases were offset in part by decreases in certain retail costs associated with sales efforts for the RadioShack rollout in 2004. Compensation related costs also increased as a result of additions to headcount to support the growth of the company.

During the year ended December 31, 2005, the company also had increases in general and administrative expenses and engineering, design and development expenses. General and administrative expenses increased $15.8 million to $59.8 million for the year ended December 31, 2005 from $44.0 million for the year ended December 31, 2004 primarily as a result of overhead expansion to support the growth of the business. Engineering, design and development expenses increased $14.2 million to $44.7 million for the year ended December 31, 2005 from $30.5 million for the year ended December 31, 2004 primarily as a result of additional personnel-related costs to support research and development efforts, costs associated with OEM tooling and manufacturing upgrades and development costs for the company’s next generation of radios. Increases in engineering, design and development expenses were offset by lower chip set development costs.

Increases in operating expenses were offset by a decrease in satellite and transmission expenses of $3.3 million to $27.9 million for the year ended December 31, 2005 from $31.2 million for the year ended December 31, 2004. Such decrease was primarily a result of the company’s decision not to renew its satellite insurance policy in August 2004, offset in part by an increase in personnel-related costs.

For the year ended December 31, 2005, the company recorded $6.9 million for its share of SIRIUS Canada Inc.’s net loss. In addition, the company recorded a $6.2 million loss from the redemption of its 15% Senior Secured Discount Notes due 2007 and 14½% Senior Secured Notes due 2009.

SIRIUS reported a net loss of ($863.0) million, or ($0.65) per share, for the year ended December 31, 2005 compared with a net loss of ($712.2) million, or ($0.57) per share, for the year ended December 31, 2004.

(Selected financial information follows).

SIRIUS defines average monthly churn as the number of deactivated subscribers divided by average quarterly subscribers.

SIRIUS defines subscriber acquisition costs, or SAC, per gross subscriber addition as SAC and margins from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period.

SIRIUS defines average monthly revenue per subscriber, or ARPU, as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period.

SIRIUS defines adjusted loss from operations as GAAP loss from operations before depreciation and equity granted to third parties and employees. SIRIUS believes adjusted loss from operations is useful because it represents operating expenses of the company excluding the effects of non-cash items.

Average monthly churn, SAC per gross subscriber addition, ARPU and adjusted loss from operations are not measures of financial performance under U.S. generally accepted accounting principles and are used by SIRIUS as measures of operating performance. As a result, these metrics may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation or as a substitute for measures of financial performance prepared in accordance with U.S. generally accepted accounting principles.

Sirius Satellite Radio Inc.
Subscriber Data and Metrics
(Unaudited)

	As of December 31,

	2005	2004

Subscribers:
Beginning subscribers	1,143,258	261,061
Net additions	2,173,302	882,197

Ending subscribers	3,316,560	1,143,258
Retail	2,465,363	911,255
OEM	823,693	203,469
Hertz	27,504	28,534

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2005	2004	2005	2004

Gross subscriber additions	1,266,674	521,479	2,519,301	986,556
Deactivated subscribers	124,034	40,510	345,999	104,359
Average monthly churn	1.5%	1.5%	1.5%	1.6%
Subscriber acquisition costs per gross subscriber addition	$113	$124	$139	$177
Monthly ARPU:
Average monthly subscriber revenue per subscriber before effects of Hertz subscribers and mail-in rebates	$10.76	$10.57	$10.78	$10.91

Effects of Hertz subscribers	0.03	(0.05)	0.04	(0.19)

Effects of mail-in rebates	(1.77)	(1.16)	(0.76)	(0.70)

Average monthly subscriber revenue per subscriber	9.02	9.36	10.06	10.02
Average monthly net advertising revenue per subscriber	0.40	0.21	0.28	0.14

ARPU	$9.42	$9.57	$10.34	$10.16

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2005	2004	2005	2004

Revenue:

Subscriber revenue, including effects of mail-in rebates	$67,816	$22,704	$223,615	$62,881
Advertising revenue, net of agency fees	3,037	507	6,131	906
Equipment revenue	8,971	1,885	12,271	2,898
Other revenue	180	121	228	169

Total revenue	80,004	25,217	242,245	66,854

Operating expenses:
Cost of services (excludes depreciation shown separately below):
Satellite and transmission	7,147	6,942	27,856	31,157
Programming and content	35,018	25,803	98,607	63,353
Customer service and billing	20,007	8,623	46,653	22,341
Cost of equipment	7,446	1,852	11,827	3,467
Sales and marketing	63,049	50,825	170,592	154,495
Subscriber acquisition costs	145,180	64,944	349,641	173,702
General and administrative	16,913	13,019	59,831	44,028
Engineering, design and development	11,513	8,430	44,745	30,520
Depreciation	24,915	24,288	98,555	95,370
Equity granted to third parties and employees (1)	46,196	79,065	163,078	126,725

Total operating expenses	377,384	283,791	1,071,385	745,158

Loss from operations	(297,380)	(258,574)	(829,140)	(678,304)
Other income (expense):
Interest and investment income	9,956	3,807	26,878	9,713
Interest expense	(17,142)	(7,151)	(45,361)	(41,386)
Loss from redemption of debt	—	—	(6,214)	—
Income (expense) from affiliate	(6,199)	—	(6,938)	—
Other income	7	605	89	2,016

Total other income (expense)	(13,378)	(2,739)	(31,546)	(29,657)

Loss before income taxes	(310,758)	(261,313)	(860,686)	(707,961)
Income tax expense	(631)	(560)	(2,311)	(4,201)

Net loss	$(311,389)	$(261,873)	$(862,997)	$(712,162)

Net loss per share (basic and diluted)	$(0.23)	$(0.21)	$(0.65)	$(0.57)

Weighted average common shares outstanding (basic and diluted)	1,335,650	1,263,710	1,325,739	1,238,585

(1) Allocation of equity granted to third parties and employees to other operating expenses:
Satellite and transmission	$487	$1,244	$1,942	$2,041
Programming and content	4,676	15,502	19,469	23,899
Customer service and billing	144	254	549	439
Sales and marketing	11,801	26,724	42,149	48,353
Subscriber acquisition costs	18,594	26,052	49,709	33,149
General and administrative	5,978	6,462	27,724	13,877
Engineering, design and development	4,516	2,827	21,536	4,967

Total equity granted to third parties and employees	$46,196	$79,065	$163,078	$126,725

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

Selected balance sheet data:

	As of

	December 31, 2005	December 31, 2004

Cash, cash equivalents and marketable securities	$879,257	$759,168
Restricted investments	107,615	97,321
Working capital	404,481	541,526
Total assets	2,085,362	1,957,613
Long-term debt	1,084,437	656,274
Total liabilities	1,760,394	956,980
Accumulated deficit	(2,728,853)	(1,865,856)
Stockholders’ equity	324,968	1,000,633

          The following table reconciles GAAP loss from operations, as reported, to adjusted loss from operations:

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2005	2004	2005	2004

GAAP loss from operations, as reported	$(297,380)	$(258,574)	$(829,140)	$(678,304)
Depreciation	24,915	24,288	98,555	95,370
Equity granted to third parties and employees	46,196	79,065	163,078	126,725

Adjusted loss from operations	$(226,269)	$(155,221)	$(567,507)	$(456,209)

Sirius Satellite Radio Inc.
Financial Highlights
(In thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,

	2005	2004	2005	2004

Cash flows from operating activities:
Net loss	$(311,389)	$(261,873)	$(862,997)	$(712,162)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	24,915	24,288	98,555	95,370
Non-cash interest expense	804	744	3,169	21,912
Provision for doubtful accounts	1,017	627	4,311	1,648
Non-cash income (expense) from affiliate	2,777	—	3,192	—
Non-cash loss from redemption of debt	—	—	712	—
Loss on disposal of assets	742	51	1,028	70
Equity granted to third parties and employees	46,196	79,065	163,078	126,725
Deferred income taxes	631	560	2,311	4,201
Changes in operating assets and liabilities:
Marketable securities	—	(200)	16	(292)
Accounts receivable	(18,984)	(4,649)	(28,440)	(7,684)
Inventory	(916)	5,503	(6,329)	(1,850)
Prepaid expenses and other current assets	(14,517)	(7,134)	(29,129)	(5,636)
Other long-term assets	3,760	(41,157)	6,476	(44,563)
Accounts payable and accrued expenses	108,721	63,790	145,052	108,511
Accrued interest	11,472	841	17,813	4,689
Deferred revenue	129,142	45,235	210,947	78,541
Other long-term liabilities	17	(4,634)	(3,505)	(3,943)

Net cash used in operating activities	(15,612)	(98,943)	(273,740)	(334,463)

Cash flows from investing activities:
Additions to property and equipment	(31,939)	(6,273)	(49,888)	(28,589)
Sales of property and equipment	7	206	72	443
Purchases of restricted investments	(15,000)	—	(21,291)	(89,706)
Release of restricted investments	—	398	10,997	—
Purchases of available-for-sale securities	(20,200)	—	(148,900)	—
Sales of available-for-sale securities	26,750	—	31,850	—
Maturities of available-for-sale securities	250	—	5,085	25,000

Net cash used in investing activities	(40,132)	(5,669)	(172,075)	(92,852)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	96,025	—	96,025
Proceeds from issuance of long-term debt, net	—	224,813	493,005	518,413
Redemption of debt	—	—	(57,609)	—
Proceeds from exercise of stock options	7,418	20,047	18,543	26,051
Proceeds from exercise of warrants	—	—	—	19,850
Other	—	(13)	(8)	(112)

Net cash provided by financing activities	7,418	340,872	453,931	660,227

Net (decrease) increase in cash and cash equivalents	(48,326)	236,260	8,116	232,912
Cash and cash equivalents at the beginning of period	810,333	517,631	753,891	520,979

Cash and cash equivalents at the end of period	$762,007	$753,891	$762,007	$753,891

###

About SIRIUS

SIRIUS delivers more than 125 channels of the best commercial-free music, compelling talk shows, news and information, and the most extensive sports programming to listeners across the country in digital quality sound. SIRIUS offers 68 channels of 100% commercial-free music, and features over 55 channels of sports, news, talk, entertainment, traffic and weather for a monthly subscription fee of only $12.95. SIRIUS is the Official Satellite Radio Partner of the NFL, NBA and NHL and broadcasts live play-by-play games of the NFL, NBA and NHL.

SIRIUS products for the car, truck, home, RV and boat are distributed by Alpine, Audiovox, Brix Group, Clarion, Delphi, Directed Electronics, Eclipse, Jensen, JVC, Kenwood, Magnadyne, Monster Cable, Pioneer, Russound, Tivoli and XACT Communications. Available in more than 25,000 retail locations, SIRIUS radios can be purchased at major retailers including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam’s Club, RadioShack and at shop.sirius.com.

SIRIUS radios are currently offered in vehicles from Audi, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Scion, Toyota, Porsche, Volkswagen and Volvo. Hertz currently offers SIRIUS at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to find a SIRIUS retailer or car dealer in your area.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

E-SIRI

Contacts:

Media

Jim Collins
SIRIUS
212-901-6422
jcollins@siriusradio.com

Analysts

Paul Blalock
SIRIUS
212-584-5174
pblalock@siriusradio.com

Michelle McKinnon
SIRIUS
212-584-5285
mmckinnon@siriusradio.com